                                                                      Exhibit 11

                   RAMSAY HEALTH CARE, INC. AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
                                  (UNAUDITED)

                                                      Quarter Ended          Nine Months Ended
                                                        March 31                 March 31
                                                    1997         1996        1997         1996
                                                 -----------  ----------  -----------  ----------

PRIMARY
Weighted average common shares outstanding.....    8,425,953   8,021,019    8,329,001   7,897,804
Class B convertible preferred stock, Series C..    1,424,860   1,424,860    1,424,860   1,424,860
Dilutive effect of stock options and warrants..    1,996,060          --    1,996,060          --
                                                 -----------  ----------  -----------  ----------
   TOTAL COMMON AND DILUTIVE
    COMMON EQUIVALENT SHARES...................   11,846,873   9,445,879   11,749,921   9,322,664
                                                 ===========  ==========  ===========  ==========
Net income.....................................  $   672,000  $  638,000  $ 2,663,000  $1,082,000
Adjustment to net income for debt reduction
  (modified treasury stock method).............       92,000          --      329,000          --
                                                 -----------  ----------  -----------  ----------
Adjusted net income............................  $   764,000  $  638,000  $ 2,992,000  $1,082,000
                                                 ===========  ==========  ===========  ==========

   NET INCOME PER SHARE........................        $0.06       $0.07        $0.25       $0.12
                                                 ===========  ==========  ===========  ==========

FULLY DILUTED
Weighted average common shares outstanding.....    8,425,953   8,023,558    8,329,001   8,023,558
Class B convertible preferred stock, Series C..    1,424,860   1,424,860    1,424,860   1,424,860
Dilutive effect of stock options and warrants..    1,996,060          --    1,996,060          --
                                                 -----------  ----------  -----------  ----------
   TOTAL COMMON AND DILUTIVE
    COMMON EQUIVALENT SHARES...................   11,846,873   9,448,418   11,749,921   9,448,418
                                                 ===========  ==========  ===========  ==========
Net income.....................................  $   672,000  $  638,000  $ 2,663,000  $1,082,000
Adjustment to net income for debt reduction
  (modified treasury stock method).............       72,000          --      220,000          --
                                                 -----------  ----------  -----------  ----------
Adjusted net income............................  $   744,000  $  638,000  $ 2,883,000  $1,082,000
                                                 ===========  ==========  ===========  ==========

   NET INCOME PER SHARE........................        $0.06       $0.07        $0.25       $0.11
                                                 ===========  ==========  ===========  ==========
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